Exhibit 99.1

NEWS RELEASE

Dataram Contact:

Jeffrey Goldenbaum

Director, Marketing

609.799.0071

info@dataram.com

Dataram Reports Fiscal 2016 First Quarter Financial Results

Princeton, NJ, September 15, 2015— Dataram Corporation [NASDAQ: DRAM] reported its financial results for its fiscal first quarter ended July 31, 2015. Revenues for the first quarter were $7.3 million, which compares to $5.6 million in the previous quarter and $7.7 million for the comparable prior year period. The Company’s net loss for the first quarter totaled $180,000, or $0.06 per share and included a non-cash charge of $213,000 of stock based compensation expense, which compares to a net loss of $760,000, or $0.32 per share for the comparable prior year period. The results in the first quarter of prior year included $133,000 of interest expense for amortization of debt discount and a $5,000 non-cash charge for stock based compensation expense.

“The second half of fiscal 2015 was a pivotal period in the Company’s history in which we refocused our efforts to concentrate on what we do best — delivering customized memory solutions into complex technical environments for our business customers around the world” said Dataram Chairman and CEO Dave Moylan. “During this period Dataram implemented a financial and operational transformation which removed more than $3.7 million in annual cash operating costs, with the full effect of these reductions being recognized starting in June 2015. This has contributed to our significantly improved results as compared with previous periods. Prior to accounting for the aforementioned $213,000 in non-cash, stock based compensation expense, the Company posted a profit of $33,000 for the first quarter. The Company also reported an increase of $595,000 in shareholder equity in the quarter of which $500,000 was attributable to the successful completion of the sale by the Company of common stock to accredited investors in July 2015.”

“As part of our commitment to align the efforts of our directors, officers and employees with shareholders, the Company issued approximately 167,000 in stock options and 25,000 restricted stock grants in Q1, which resulted in the non-cash stock compensation charge in the period as noted above. The Company issued another in 72,000 stock options and 29,000 restricted stock grants in Q2.”

Dave Moylan commented, “In September, the Company was formally informed by the State of New Jersey’s Economic Development Authority that it was approved to sell the associated tax benefit of $2.275 million of its Net Operating Losses (NOLs). While Dataram cannot guarantee either the success of the transfer, or the magnitude of the NOL transfer, the Company expects to complete the sale in Q3 FY 2016 which would provide capital to enable sales growth, increase working capital, and ensure we have sufficient equity to maintain our NASDAQ listing.”

Dataram also reaffirmed its guidance for FY2016 in which the Company projects gross, operating revenues of between $28.0 to $34.0 million, and operating result between a net loss of $100,000 and net operating profit of $250,000, in each case exclusive of the impact of one-time charges and events to include stock based compensation expenses.

NEWS RELEASE

***** Financial Tables Follow *****

DATARAM CORPORATION and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	First Quarter Ended July 31,
	2015	2014

Revenues	$7,338	$7,725

Costs and expenses:
Cost of sales	5,935	6,476
Engineering and development	54	308
Selling, general and administrative	1,191	1,639
Stock-based compensation expense*	213	5
Capitalized software costs	—	(142)
	7,393	8,286

Loss from operations	(55)	(561)

Other income (expense)	(62)	(196)

Loss before income taxes	(117)	(757)

Income tax benefit	—	3
Net loss	$(117)	$(760)
Less preferred stock dividends	63	—
Net loss allocated to common shareholders	$(180)	$(760)

Net loss per share:
Basic	$(0.06)	$(0.32)
Diluted	$(0.06)	$(0.32)
Weighted average number of shares
outstanding:
Basic	2,801	2,411
Diluted	2,801	2,411

NEWS RELEASE

DATARAM CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 31, 2015	April 30, 2015
ASSETS
Current assets
Cash and cash equivalents	$543	$327
Accounts receivable, net	2,672	2,171
Inventories	1,865	2,089
Other current assets	83	69
Total current assets	5,163	4,656

Property and equipment, net	97	121

Other assets	50	50

Capitalized software development cost	365	365

Goodwill	1,083	1,083

Total assets	$6,758	$6,275

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Note payable-revolving credit line	$2,364	$2,109
Accounts payable	614	880
Accrued liabilities	227	282
Convertible notes payable, net of discount	600	600
Convertible notes payable related parties, net of discount	80	108
Total current liabilities	3,885	3,979

Other liabilities-related party	161	179
Total liabilities	4,046	4,158

Stockholders' equity	2,712	2,117

Total liabilities and stockholders' equity	$6,758	$6,275

About Dataram Corporation

NEWS RELEASE

Dataram is a leading independent manufacturer of memory products and provider of performance solutions that increase the performance and extend the useful life of servers, workstation, desktops and laptops sold by leading manufacturers such as Dell, Cisco, Fujitsu, HP, IBM, Lenovo and Oracle. Dataram's memory products and solutions are sold worldwide to OEMs, distributors, value-added resellers and end users. Additionally, Dataram manufactures and markets a line of Intel Approved memory products for sale to manufacturers and assemblers of embedded and original equipment. 70 Fortune 100 companies are powered by Dataram. Founded in 1967, the Company is a US based manufacturer, with presence in the United States, Europe and Asia. For more information about Dataram, visit www.dataram.com.

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All names are trademarks or registered trademarks of their respective owners.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company's control. The Company does not assume any obligations to update any of these forward-looking statements.

Source: Dataram Corporation